Exhibit 99.1

[Logo of Antares Pharma]

Contact Information
Dr. Roger G. Harrison	CEO and President	(610) 458-6200
Lawrence M. Christian	CFO and Vice President—Finance	(610) 458-6200

ANTARES PHARMA RAISES $9.55 MILLION IN

PRIVATE EQUITY PLACEMENT

Exton, Pennsylvania – February 10, 2004 – Antares Pharma, Inc. (OTCBB: ANTR) today announced that it completed a $9.55 million private placement of its common stock at a price of $1.00 per share. The Company also issued to the purchasers five-year warrants to purchase, at an exercise price of $1.25 per share, an aggregate number of shares of common stock equal to 33% of the total number of shares of common stock sold. SCO Securities, LLC acted as the placement agent for this transaction, and participants included, among others, Perceptive Life Sciences Fund and SDS Merchant Fund.

The Company also announced that it is in discussions with a number of other institutional investors regarding their interest in participating in this financing round. The Company believes that these investors may purchase between $2.0 and $4.0 million in a follow-on closing presently expected to occur within the next two weeks.

The securities sold in this offering have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent such registration or an applicable exemption from such registration.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

About Antares Pharma

Antares Pharma develops specialty pharmaceutical products, including needle-free and mini-needle injector systems, transdermal gel technologies, and fast-melt oral tablet technology. These delivery systems are designed to improve both the efficiency of drug therapies and the patient’s quality of life. The Company currently distributes its needle-free injector systems in more than 20 countries. In addition, Antares Pharma conducts research and development with transdermal gel products and currently has several products in clinical evaluation with partners in the U.S. and Europe. The Company is also conducting ongoing research to create new products that combine various elements of the Company’s technology portfolio. Antares Pharma has corporate headquarters in Exton, Pennsylvania, with manufacturing and research facilities in Minneapolis, Minnesota, and research facilities in Basel, Switzerland.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially and which are identified from time to time in the Company’s reports filed with the U.S. Securities and Exchange Commission. Antares Pharma claims the protection of the Safe Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

For more information, visit Antares Pharma’s web site at www.antarespharma.com. Information included on the Company’s website is not incorporated herein by reference or otherwise.